Exhibit 5.1

May 10, 2024

Alzamend Neuro, Inc.

3480 Peachtree Road NE, Second Floor, Suite 103

Atlanta, GA 30326

Re:	Registration Statement on Form S-3 (Registration No. 333-273610)

Ladies and Gentlemen:

We have acted as counsel to Alzamend Neuro, Inc., a Delaware corporation (the “Company”), in connection with the offering of 50 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) to an investor and the offering of up to 1,375,310 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of the Series A Preferred (the “Shares”), all of which are authorized and will be issued pursuant to that Securities Purchase Agreement (the “Securities Purchase Agreement”) described in the Prospectus Supplement (as defined herein), pursuant to a Registration Statement on Form S-3 (File No. 333-273610) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the SEC on August 10, 2023, and the related prospectus dated therein (the “Prospectus”), as supplemented by the prospectus supplement dated May 10, 2024 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to list the Shares under the Nasdaq Stock Market or the principal trading market or to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Based upon and subject to the foregoing, we are of the opinion that the Series A Preferred and the Shares have been duly authorized and, when issued and paid for as described in the Registration Statement, the Prospectus, the Prospectus Supplement and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2024, which is incorporated by reference in the Registration Statement and the Prospectus, and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP